KPMG Peat Marwick LLP
4200 Norwest Center         Telephone 612 305 5000     Telefax 612 305 5039
90 South Seventh Street
Minneapolis, MN  55402




                        Independent Auditors' Consent




The Board of Directors
Preferred Life Insurance Company of New York:


We consent to the use of our report, dated January 20, 1995, on the financial statements of Preferred Life Variable Account C and our report dated February 7, 1995, on the financial statements of Preferred Life Insurance Company of New York included herein and to the reference to our Firm under the heading "EXPERTS".



                                              KPMG Peat Marwick LLP




Minneapolis, Minnesota
October 24, 1995










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